UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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UNITED CAPITAL CORP.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) filing Proxy Statement, if other than Registrant)

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UNITED CAPITAL CORP.

____________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 9, 2009

_______________

To Our Stockholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Meeting”) of UNITED CAPITAL CORP., a Delaware corporation (“we,” “our” or the “Company”), will be held at the offices of the Company, 9 Park Place, Great Neck, New York 11021, on June 9, 2009, at 10:00 A.M., Local Time, for the following purposes:

1.	To elect seven (7) members of the Board of Directors to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified;

2.	To provide performance criteria for the payment of bonuses to the Company’s Chief Executive Officer; and

3.	To transact such other business as may properly be brought before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on May 11, 2009 as the record date for the Meeting. Only stockholders of record on the stock transfer books of the Company at the close of business on that date are entitled to notice of, and to vote at, the Meeting.

     Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 9, 2009. The Proxy Statement and Annual Report to Stockholders are available on our website at www.unitedcapitalcorp.net/company/reports.

By Order of the Board of Directors

ANTHONY J. MICELI
Secretary

Dated: May 12, 2009

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL
IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE THAT IS PROVIDED,
WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

UNITED CAPITAL CORP.
9 PARK PLACE
GREAT NECK, NEW YORK 11021
________________

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
JUNE 9, 2009
________________

INTRODUCTION

     This Proxy Statement is being furnished to stockholders by the Board of Directors (the “Board of Directors” or the “Board”) of United Capital Corp., a Delaware corporation (the “Company”), in connection with the solicitation of the accompanying Proxy for use at the 2009 Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at the offices of the Company, 9 Park Place, Great Neck, New York 11021, on June 9, 2009, at 10:00 A.M., Local Time, or at any adjournment thereof.

     The principal executive offices of the Company are located at 9 Park Place, Great Neck, New York 11021. The approximate date on which this Proxy Statement and the accompanying Proxy will first be sent or given to stockholders is May 12, 2009.

RECORD DATE AND VOTING SECURITIES

     Only stockholders of record at the close of business on May 11, 2009, the record date (the “Record Date”) for the Meeting, will be entitled to notice of, and to vote at, the Meeting and any adjournment thereof. As of the close of business on the Record Date, there were 9,072,423 outstanding shares of the Company’s common stock, $.10 par value (the “Common Stock”). Each of such shares is entitled to one vote. There was no other class of voting securities of the Company outstanding on that date. All shares of Common Stock have equal voting rights. A majority of the outstanding shares of Common Stock present in person or by proxy is required for a quorum.

VOTING OF PROXIES

     Shares of Common Stock represented by Proxies, which are properly executed, duly returned and not revoked, will be voted in accordance with the instructions contained therein. If no specification is indicated on the Proxy, the shares of Common Stock represented thereby will be voted (i) for the election as Directors of the persons who have been nominated by the Board of Directors; (ii) for the proposal to provide performance criteria for the payment of bonuses to the Company’s Chief Executive Officer; and (iii) for any other matter that may properly be brought before the Meeting in accordance with the judgment of the person or persons voting the Proxies.

     The execution of a Proxy will in no way affect a stockholder’s right to attend the Meeting and vote in person. Any Proxy executed and returned by a stockholder may be revoked at any time thereafter if written notice of revocation is given to the Secretary of the Company prior to the vote to be taken at the Meeting, or by execution of a subsequent proxy which is presented at the Meeting, or if the stockholder attends the Meeting and votes by ballot, except as to any matter or matters upon which a vote shall have been cast pursuant to the authority conferred by such Proxy prior to such revocation. For purposes of determining the presence of a quorum for transacting business at the Meeting, abstentions and broker “non-votes” (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which the brokers or nominees do not have discretionary power) will be treated as shares that are present but which have not been voted.

     The cost of solicitation of the Proxies being solicited on behalf of the Board of Directors will be borne by the Company. In addition to the use of mail, proxy solicitation may be made by telephone, telegraph, electronic mail and personal interview by officers, directors and employees of the Company. The Company will, upon request, reimburse brokerage houses and persons holding Common Stock in the names of their nominees for their reasonable expenses in sending soliciting material to their principals.

SECURITY OWNERSHIP

     The following table sets forth information concerning ownership of the Company’s Common Stock, as of the Record Date, by each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, each director, each executive officer, and nominee for election as a director and by all directors and executive officers of the Company as a group:

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percentage of Class (9)
A.F. Petrocelli	8,523,448	(1)(2)	75.3%
9 Park Place
Great Neck, NY 11021
Beverly Petrocelli	8,523,448	(2)	75.3%
c/o 9 Park Place
Great Neck, NY 11021
Anthony J. Miceli	222,900	(3)	2.4%
Michael T. Lamoretti	260,000	(4)	2.8%
Michael J. Weinbaum	305,036	(5)	3.3%
Howard M. Lorber	218,000	(6)	2.4%
Robert M. Mann	101,400	(7)	1.1%
Arnold S. Penner	118,000	(8)	1.3%
All executive officers and directors as a	9,748,784	(1)(3)(4)(5)	78.8%
group (7 persons)		(6)(7)(8)(9)
______________
(1)

Mr. Petrocelli owns directly 5,269,448 shares of Common Stock and presently exercisable options to purchase 2,254,000 shares of Common Stock. Also includes 1,000,000 shares held by Mrs. Petrocelli, the wife of Mr. Petrocelli. Such shares may be deemed to be beneficially owned by Mr. Petrocelli. Does not include shares held by the adult children or grandchildren of Mr. Petrocelli. Mr. Petrocelli disclaims beneficial ownership of the shares held by his wife, adult children and grandchildren.

(2)

Mrs. Petrocelli is the wife of Mr. Petrocelli. Includes 1,000,000 shares of Common Stock held by Mrs. Petrocelli and 7,523,448 shares held by Mr. Petrocelli (which includes presently exercisable options to purchase 2,254,000 shares of Common Stock). Such shares may be deemed to be beneficially owned by Mrs. Petrocelli. Mrs. Petrocelli disclaims beneficial ownership of all shares held by Mr. Petrocelli. Does not include shares held by the adult children or grandchildren of Mrs. Petrocelli. Mrs. Petrocelli disclaims beneficial ownership of the shares held by her husband, adult children and grandchildren.

(3)	Consists of 22,900 shares of Common Stock and presently exercisable options to purchase 200,000 shares of Common Stock.

(4)

Consists of presently exercisable options to purchase 260,000 shares of Common Stock. Does not include 363,600 shares held in trust (with the wife of Mr. Lamoretti serving as trustee) for the benefit of the minor children of Mr. Lamoretti. Mr. Lamoretti disclaims beneficial ownership of the shares held in trust for his children.

(5)

Consists of 25,036 shares of Common Stock held by Mr. Weinbaum and presently exercisable options to purchase 280,000 shares of Common Stock. Does not include 363,600 shares held in trust (with the wife of Mr. Weinbaum serving as trustee) for the benefit of the minor children of Mr. Weinbaum. Mr. Weinbaum disclaims beneficial ownership of the shares held in trust for his children.

(6)

Includes 18,000 shares of Common Stock owned by Mr. Lorber and 100,000 shares of Common Stock owned by Lorber Alpha II, L.P. (an entity in which Mr. Lorber may be deemed to be a control person). Mr. Lorber disclaims beneficial ownership of all shares owned Lorber Alpha II, L.P. Also includes presently exercisable options to purchase 100,000 shares of Common Stock.

(7)	Consists of 1,400 shares of Common Stock and presently exercisable options to purchase 100,000 shares of Common Stock.

(8)	Consists of 18,000 shares of Common Stock and presently exercisable options to purchase 100,000 shares of Common Stock.

(9)

Includes the shares of Common Stock subject to options which are presently exercisable and held by directors and executive officers as a group for purposes of calculating the respective percentages of Common Stock owned by such individuals or by the executive officers and directors as a group.

PROPOSAL I—ELECTION OF DIRECTORS

Nominees

     Unless otherwise specified, all Proxies received will be voted in favor of the election of the persons named below as directors of the Company, to serve until the next Annual Meeting of Stockholders of the Company and until their successors shall be duly elected and qualified. Directors shall be elected by a plurality of the votes cast, in person or by proxy, at the Meeting. Abstentions from voting and broker non-votes on the election of directors will have no effect since they will not represent votes cast at the Meeting for the purpose of electing directors. All nominees are currently directors of the Company. The terms of the current directors expire at the Meeting and when their successors are duly elected and qualified. Management has no reason to believe that any of the nominees will be unable or unwilling to serve as a director, if elected. Should any of the nominees not remain a candidate for election at the date of the Meeting, the Proxies will be voted in favor of those nominees who remain candidates and may be voted for substitute nominees selected by the Board of Directors. The names of the nominees and certain information concerning them are set forth below:

			First Year
			Became
Name	Principal Occupation	Age	Director
A.F. Petrocelli	Chairman of the Board, President and	65	1981
	Chief Executive Officer
Michael T. Lamoretti	Vice President – Real Estate Operations	41	2005
Howard M. Lorber *	President and Chief Executive Officer of	60	1991
	Vector Group Ltd.
Robert M. Mann *	Private Investor – Apparel Industry	67	2001
Anthony J. Miceli	Vice President, Chief Financial Officer	46	1996
	and Secretary
Arnold S. Penner *	Self-employed real estate investor and	72	1989
	broker

Michael J. Weinbaum	Vice President – Real Estate Operations	42	2005
____________
*

Independent Director under rules established by the NYSE Amex. The Company is a “Controlled” company under such rules in that Mr. Petrocelli owns more than 50% of the outstanding Common Stock of the Company.

     A.F. PETROCELLI, has been Chairman of the Board and Chief Executive Officer of the Company since December, 1987, President of the Company since June, 1991 and from June, 1983 to March, 1989 and a Director of the Company since June, 1981. Mr. Petrocelli was Chairman of the Board of Directors, President and Chief Executive Officer of Prime Hospitality Corp., a New York Stock Exchange listed company from 1998 until its sale to an affiliate of The Blackstone Group in October 2004. Mr. Petrocelli is also a director of Nathan’s Famous, Inc. (“Nathan’s”), a chain of fast food restaurants.

     MICHAEL T. LAMORETTI, has been a Director of the Company since April, 2005 and has been a Vice President in the Company’s real estate operations since 1994. Mr. Lamoretti is a son-in-law of Mr. Petrocelli. Mr. Lamoretti is a member of the Real Estate Board of New York, the International Council of Shopping Centers and a member of the board of the Great Neck Plaza Management Council.

     HOWARD M. LORBER, has been a Director of the Company since 1991. In addition, Mr. Lorber has been the Executive Chairman of Nathan’s since January 2007. Previously at Nathan’s, Mr. Lorber served as Chairman of the Board from 1987 until December 2006 and Chief Executive Officer from 1993 until December

2006. Also, Mr. Lorber has been the President and Chief Executive Officer of Vector Group Ltd. since January 2006. Previously, Mr. Lorber served as the President and Chief Operating Officer of Vector Group Ltd. from January 2001 until December 2005. Mr. Lorber was President, Chief Operating Officer and a Director of New Valley Corporation from November 1994 until its merger with Vector Group in December 2005. Mr. Lorber has also been a Vice Chairman of the Board of Ladenburg Thalmann Financial Services, Inc. since July 2006. Previously, he was Chairman of the Board of Ladenburg Thalmann Financial Services, Inc. from May 2001 to July 2006. Mr. Lorber has also been a director of SP Acquisition Holdings, Inc., a blank check company, since June 2007. For more than the past five years, Mr. Lorber has been a stockholder and a registered representative of Aegis Capital Corp., a broker-dealer and a member firm of the Financial Industry Regulatory Authority. He is also a trustee of Long Island University.

     ROBERT M. MANN, has been a Director of the Company since June 2001. Mr. Mann has been a private investor in the apparel industry for more than five years.

     ANTHONY J. MICELI, has been a Director, a Vice President and Chief Financial Officer of the Company since June, 1996 and prior thereto was the Corporate Controller of the Company for more than eight years. Mr. Miceli is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and New Jersey Society of Certified Public Accountants.

     ARNOLD S. PENNER, has been a Director of the Company since 1989 and has worked for more than the past five years as a private real estate investor and as a self-employed real estate broker in New York.

     MICHAEL J. WEINBAUM, has been a Director of the Company since April, 2005 and has been a Vice President in the Company’s real estate operations since 1994. Mr. Weinbaum is a son-in-law of Mr. Petrocelli. Mr. Weinbaum is a member of the International Council of Shopping Centers.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

CORPORATE GOVERNANCE

     The Company operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. The Company regularly monitors developments in the area of corporate governance. In July 2002, Congress passed the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) which, among other things, establishes, or provides the basis for, a number of new corporate governance standards and disclosure requirements. In addition, the NYSE Amex (formerly the American Stock Exchange) has instituted corporate governance and listing requirements.

Code of Business Conduct and Ethics

     We have also adopted a Code of Business Conduct and Ethics for directors, officers and employees of the Company. It is intended to promote honest and ethical conduct, full and accurate reporting and compliance with laws as well as other matters. Such Code of Business Conduct and Ethics can be found on the Company’s website at www.unitedcapitalcorp.net and was filed as an exhibit to the Company’s report on Form 10-Q for the quarter ended June 30, 2006.

MEETINGS, BOARD COMMITTEES AND DIRECTORS COMPENSATION

     The Board of Directors held four meetings during the year ended December 31, 2008. Directors are expected to attend all Board meetings and meetings of committees on which they serve, and each annual stockholders’ meeting. In 2008, all of the Directors attended the Company’s annual meeting of stockholders and each Director attended all of the meetings of the board and committees on which he served. From time to time, the members of the Board of Directors act by unanimous written consent pursuant to the laws of the State of Delaware.

     The Company has an Audit Committee whose members are Howard M. Lorber, Arnold S. Penner and Robert M. Mann, the independent, non-employee directors of the Company. The principal responsibilities of the Audit Committee are described in the Audit Committee Charter that was approved by the Board of Directors and attached to the Company’s Proxy Statement for its 2007 Annual Meeting of Stockholders. The Audit Committee annually appoints independent public accountants to serve as auditors of the Company’s books, records and accounts, reviews the scope of the audits performed by such auditors and the audit reports prepared by them, and reviews and monitors the Company’s internal accounting procedures. The Company also has a standing Compensation and Stock Option Committee whose members are Howard M. Lorber and Arnold S. Penner, both of whom are independent, non-employee, directors of the Company. The Compensation and Stock Option Committee recommends to the Board of Directors compensation for the Company’s key employees and administers the Company’s Incentive and Non-Qualified Stock Option Plan (the “Plan”) and the Company’s 1988 Joint Incentive and Non-Qualified Stock Option Plan (the “Joint Plan”) and awards stock options thereunder.

     The Company does not have a Nominating Committee and/or a formal policy or process by which stockholders may make recommendations to the Board of candidates to be considered for nomination as Directors because (i) the functions customarily attributable to this Committee are performed by the Board of Directors, (ii) the Board of Directors only consists of seven members and (iii) the Company is a “controlled” company under rules established by NYSE Amex in that Mr. Petrocelli owns more than 50% of the outstanding Common Stock of the Company. The Board has not established a formal process for identifying and evaluating nominees for Director, although generally it may use multiple sources, including referrals from current Directors. The Board of Directors has identified certain qualifications it believes an individual should possess before it recommends such person as a nominee for election. The Board believes that nominees should possess the highest personal and professional ethics, integrity, values and judgment and be committed to representing the long-term interests of the Company's stockholders. The Board of Directors seeks to ensure that the composition of the Board at all times reflects a range of talents, skills, and expertise, particularly in the areas of management, leadership, and experience in the Company's and related industries, sufficient to provide sound and prudent guidance with respect to the operations and interests of the Company.

     Directors of the Company who are not employees of the Company are entitled to receive compensation for serving as directors in the amount of $6,000 per annum and $500 per Board meeting and Committee meeting attended. The following table reflects all compensation earned and paid to the non-employee directors of the Company during the 2008 calendar year for services rendered to the Company:

DIRECTOR COMPENSATION TABLE

Fees Earned
or Paid in
Name	Cash
Howard M. Lorber	$11,500
Robert M. Mann	11,000
Arnold S. Penner	11,500

     The aggregate number of outstanding stock options held by each independent, non-employee director as of December 31, 2008 was 100,000 each for Messrs. Lorber, Mann and Penner. No director was granted any stock options, stock awards or received any other compensation from the Company in the fiscal year ended December 31, 2008.

AUDIT COMMITTEE REPORT

     The members of the Audit Committee at the end of the fiscal year ended December 31, 2008 were Messrs. Lorber, Mann and Penner, each of whom are “independent directors” (as “independent director” is defined pursuant to Section 803(A) of the listing standards of the NYSE Amex). The Audit Committee met five times during the fiscal year ended December 31, 2008. The Company has determined that Mr. Lorber is a “financial expert” as defined by the rules promulgated under the Sarbanes-Oxley Act.

     The Audit Committee adopted a written charter during fiscal 2001. The Audit Committee subsequently adopted an Amended and Restated Audit Committee charter, a copy of which was attached to the Company’s Proxy Statement for its 2007 Annual Meeting of Stockholders. The Company’s independent public accountants are responsible for auditing the Company’s financial statements. The activities of the Committee are in no way designed to supersede or alter those traditional responsibilities. The Committee’s role does not provide any special assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent public accountants.

     In connection with the audit of the Company’s financial statements for the year ended December 31, 2008, the Audit Committee met with representatives from Holtz Rubenstein Reminick LLP (“Holtz”), the Company’s independent public accountants. The Audit Committee reviewed and discussed with Holtz, the Company’s financial management and financial structure, as well as the matters relating to the audit required to be discussed by Statements on Auditing Standards 61 and 90.

     On March 26, 2009, the Audit Committee received from Holtz the written disclosures and the letter regarding Holtz’s independence required by Independence Standards Board of Standard No. 1.

     In addition, the Audit Committee reviewed and discussed with the Company’s management the Company’s audited financial statements relating to the fiscal year ended December 31, 2008 and has discussed with Holtz the independence of Holtz.

     Based upon review and discussions described above, the Audit Committee recommended to the Board of Directors that the Company’s financial statements audited by Holtz be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

THE AUDIT COMMITTEE
Howard M. Lorber
Robert M. Mann
Arnold S. Penner

EXECUTIVE COMPENSATION

     The Company’s chief executive officer, chief financial officer and other two executive officers are referred to below individually as a Named Executive Officer (“NEO”) and collectively as the Named Executive Officers (“NEOs”).

Compensation Philosophy and Objectives

     The philosophy of our Compensation and Stock Option Committee is to closely align compensation paid to executive officers with the achievement of the Company’s annual and long-term performance goals. In establishing compensation for our NEOs, the following are the Compensation and Stock Option Committee’s objectives:

  Setting levels of compensation designed to attract and retain superior executives in a highly competitive business environment;

  Providing incentive compensation that varies directly with the Company’s financial performance and the impact of individual initiative and achievement of such financial performance;

  Linking compensation to elements which effect the Company’s annual and long-term performance;

  Evaluating the competitiveness of executive compensation programs based upon information drawn from a variety of sources; and

  Establishing salary levels and bonuses intended to be consistent with competitive practice and level of responsibility, with salary increases and bonuses reflecting competitive trends, the overall financial performance of the Company, the performance of the individual executive and the contractual arrangements that may be in effect with the individual executive.

     To achieve these objectives, our overall compensation program aims to pay our NEOs competitively, consistent with our success and their contribution to that success.

     We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation, although the Compensation and Stock Option Committee may elect to retain such a consultant in the future, if it determines that so doing would be helpful in developing, implementing or maintaining compensation plans.

     The Compensation and Stock Option Committee annually reviews the aggregate level of executive compensation, as well as the mix of elements used to compensate our NEOs. In addition, the Compensation and Stock Option Committee has historically taken into account input from publicly available data relating to the compensation practices and policies of other companies within and outside our industry. The Compensation and Stock Option Committee considers our executive compensation versus the compensation paid by such peer companies. While such comparisons may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique, we generally believe that such information is an important part of our compensation-related decision-making process.

     Although, generally, we believe that executive base salaries should be targeted taking into consideration the median range of salaries for executives in similar positions at comparable companies, we recognize that, to attract and retain superior key individuals, such as the NEOs, the Compensation and Stock Option Committee may determine that it is in our best interests to negotiate total compensation packages with our NEOs that may deviate from the general principle of targeting total compensation at the median level of our peers. The Company does not benchmark compensation against the compensation of other companies. Actual pay for each NEO is determined within this structure, driven by performance of the NEO over time, as well as our annual performance.

Employment Agreement

     Due to Mr. Petrocelli’s unique qualifications, and his position in the Company, we have an employment agreement with Mr. Petrocelli. We entered into an Amended and Restated Employment Agreement with Mr. Petrocelli dated as of November 17, 2003 (the “Employment Agreement”), providing for the employment of Mr. Petrocelli as Chairman of the Board, President and Chief Executive Officer. The Employment Agreement provided a base salary in the amount of $750,000 which was subsequently increased by the Compensation and Stock Option Committee to $800,000 effective January 2006. The Employment Agreement further provides for the potential payment of bonuses to Mr. Petrocelli as determined by the Compensation and Stock Option Committee.

     The bonus paid to Mr. Petrocelli, is based on, among other things, the Company’s prior year performance and the Company’s total revenue for the previous year. At the Company’s 2008 Annual Meeting of Stockholders, the stockholders approved a proposal which provided that in any year that the total revenues of the Company exceed $60 million, the Chief Executive Officer would be entitled to receive a bonus. Given the affect the current economic environment is having on certain of the Company’s business segments, the Board recommends that the Company’s stockholders approve an adjustment to this criteria to $50 million. See Proposal II — Criteria for Chief Executive Officer Bonus Compensation Performance.

     In the event of a change of control of the Company, as defined in the Employment Agreement, we will pay Mr. Petrocelli a lump sum severance payment equal to three years salary and purchase outstanding options owned by Mr. Petrocelli. The Employment Agreement provides for successive one-year terms, unless either we or Mr. Petrocelli gives the other written notice that the Employment Agreement is terminated, and also provides a death benefit which the Company secures through an insurance policy.

Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), prohibits a publicly held corporation, such as the Company, from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the Chief Executive Officer (or person acting in that capacity) at the close of the corporation’s fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation’s fiscal year. The $1 million compensation deduction limitation does not apply to “performance-based compensation.” The Company believes that the bonus received by Mr. Petrocelli in 2009 for services rendered during 2008 is “performance-based” since the Company’s revenues exceeded $60 million for the year ended December 31, 2008, which is the performance criterion the Company is required to achieve in order for the Chief Executive Officer to be eligible to receive a bonus, as approved by the

Company’s stockholders at the Company’s 2008 Annual Meeting of Stockholders. In addition, the Company believes that any compensation received by executive officers in connection with the exercise of options granted under the Plan or the Joint Plan qualifies as “performance-based compensation.”

Termination or Change in Control

     The only NEO that the Company has an employment contract with is Mr. Petrocelli. In the event of a change of control of the Company, as defined in the Employment Agreement, the Company shall pay Mr. Petrocelli a lump sum severance payment equal to three years salary at his current rate and purchase outstanding options owned by Mr. Petrocelli. The aggregate intrinsic value of the outstanding options owned by Mr. Petrocelli as of December 31, 2008 was $20,924,000, which represents the difference between the Company’s closing stock price on such date ($18.14) and the exercise price of each option, multiplied by the number of “in-the-money” options.

SUMMARY COMPENSATION TABLE

     The following table sets forth compensation, including costs paid by the Company related to certain perquisites, to the NEOs with respect to the fiscal years ended December 31, 2008 and 2007.

				All Other
Name and Principal Position	Year	Salary	Bonus	Compensation (1)	Total (2)
A.F. Petrocelli	2008	$800,000	$750,000	$84,124	$1,634,124
Chairman of the Board, President and	2007	800,000	750,000	77,889	1,627,889
Chief Executive Officer
Michael T. Lamoretti	2008	250,000	140,000	61,481	451,481
Vice President – Real Estate Operations	2007	235,000	140,000	53,510	428,510
Anthony J. Miceli	2008	275,000	140,000	18,187	433,187
Vice President and Chief Financial Officer	2007	260,000	140,000	18,126	418,126
Michael J. Weinbaum	2008	250,000	140,000	41,825	431,825
Vice President – Real Estate Operations	2007	235,000	140,000	57,348	432,348
____________
(1)

This column includes the total amount of all perquisites paid by the Company during 2008 and 2007 for our NEOs. These amounts include the following (individually greater than $25,000 or 10% of the total amount of the perquisites received): (1) total automobile related payments made by the Company of $43,214, $17,455, $16,519 and $16,305 in 2008 and $38,688, $14,360, $16,998 and $12,902 in 2007 for Messrs. Petrocelli, Lamoretti, Miceli and Weinbaum, respectively; and (2) club membership dues of $40,910, $39,889 and $21,383 in 2008 and $39,201, $36,417 and $41,238 in 2007 for Messrs. Petrocelli, Lamoretti and Weinbaum, respectively. In addition, the Company has a proportionate interest in a corporate aircraft that is available for use by the executive officers of the Company. The total cost of the proportionate interest in the corporate aircraft was approximately $417,000 and $329,000 during 2008 and 2007, respectively.

(2)	The values in this table were determined using the aggregate incremental cost to the Company and could differ substantially from those used for income tax purposes.

Grant of Equity Awards

     The Company did not grant any stock options in the fiscal year ended December 31, 2008 to any employees, including the NEOs.

Outstanding Equity Awards at Year-End

     The following table sets forth information regarding the outstanding options that have been granted to our NEOs under each of the Plan and the Joint Plan, but remain unexercised or unvested as of December 31, 2008.

Option Awards
	Number of Securities Underlying		Option	Option
	Unexercised Options		Exercise	Expiration
Name	Exercisable	Unexercisable	Price	Date

A.F. Petrocelli	600,000	—	$7.03	7/14/2009
	600,000	—	6.53	6/07/2010
	600,000	—	11.93	6/12/2011
	600,000	—	12.20	6/11/2012
	454,000	—	21.80	6/10/2013

Michael T. Lamoretti	60,000	—	$7.03	7/14/2009
	66,000	—	11.93	6/12/2011
	66,000	—	12.20	6/11/2012
	68,000	—	21.80	6/10/2013

Anthony J. Miceli	66,000	—	$11.93	6/12/2011
	66,000	—	12.20	6/11/2012
	68,000	—	21.80	6/10/2013

Michael J. Weinbaum	60,000	—	$7.03	7/14/2009
	20,000	—	6.53	6/07/2010
	66,000	—	11.93	6/12/2011
	66,000	—	12.20	6/11/2012
	68,000	—	21.80	6/10/2013

Retirement Benefits

     The Company has a noncontributory defined benefit pension plan (the “Pension Plan”) that covers substantially all full-time employees including the NEOs of the Company. The Company contributed $1,500,000 and $700,000 to the Pension Plan for the years ended December 31, 2008 and 2007, respectively. The Pension Plan provides defined benefits based on years of service and compensation level. Each of our NEOs are fully-vested in the Pension Plan.

     The Company also has a Supplemental Retirement and Death Benefit Program (the “Supplemental Program”) which was terminated over ten years ago. All participants at that time retained their benefits under the plan. Messrs. Petrocelli and Miceli are included in this group. Under the Supplemental Program, participants, upon death or retirement at the age of 55 or later, receive a supplemental benefit, as defined, in equal quarterly installments over a ten year period, as stated in the plan. Retirement benefits are proportionally reduced for early retirement prior to the age of 65.

     The Company provides most salaried employees with the opportunity to participate in a 401(k) Plan, which is a tax-qualified retirement savings plan under Section 401(k) of the Code. Eligible employees, who are 21 years of age and over, can participate on the first day of the calendar quarter following the date they have completed six months of service with the Company. Historically, the Company has not made matching contributions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

     The following sets forth the transactions involving the Company and its subsidiaries and its executive officers and/or Directors from January 1, 2008.

     The Company has a 50% interest in an unconsolidated limited liability corporation, whose principal assets are two distribution centers leased to Kmart Corporation. Also participating in this transaction were Mrs. Petrocelli, Mr. Penner, Mr. Lorber and the spouse of a director who together have approximately an 8% interest in this transaction. Mr. Petrocelli disclaims beneficial ownership of the participation interest held by his wife. The Company’s share of income arising from this investment, accounted for as a leverage lease, was $92,000 in 2008.

     Hallman & Lorber Associates, Inc. (“H&L”) provided pension plan services to the Company during its last fiscal year. The Company anticipates it will continue such relationship in this fiscal year. Mr. Lorber, a Director of the Company and Chairman of the Company’s Compensation and Stock Option and Audit Committees, is a consultant to H&L.

     The Company has Indemnity Agreements with certain directors (individually, each an “Indemnitee”), indemnifying each Indemnitee against the various legal risks and potential liabilities to which such individuals are subject due to their position with the Company, in order to induce and encourage highly experienced and capable persons such as the Indemnitees to continue to serve as Directors of the Company.

     In May 2008, Mr. Petrocelli sold 446,000 shares of the Company’s Common Stock to the Company at a price per share of $21.50 (or an aggregate of $9,589,000), which represents the closing price of the Company’s Common Stock on the day of the sale. The shares sold by Mr. Petrocelli were received pursuant to the exercise of options to purchase 600,000 shares of the Company’s Common Stock at an exercise price of $11.44 per share. The sale of Common Stock to the Company was approved by the Compensation and Stock Option Committee.

     In addition, during 2008, Messrs. Lamoretti, Miceli and Weinbaum exercised options to purchase 42,000, 60,000 and 60,000 shares of the Company’s Common Stock, respectively, at exercise prices between $11.44 and $12.58 and sold 42,000, 41,000 and 41,000 shares to the Company, respectively, at prices between $23.00 and $24.56 per share. The shares acquired by the Company were acquired pursuant to the Company’s previously announced stock buy back plan.

     In March 2009, Mr. Petrocelli exercised options to purchase 600,000 shares of the Company’s Common Stock at an exercise price of $7.03.

Director Independence

     Pursuant to NYSE Amex rules, the Company is not required to have a majority of independent directors by virtue of the fact that it is a “controlled company” in that Mr. A.F. Petrocelli beneficially owns more than 50% of the Company’s outstanding Common Stock. The Board of Directors has determined that the following Directors of the Company are independent directors under NYSE Amex rules: Howard M. Lorber, Robert M. Mann and Arnold S. Penner. As described above, the Company and Messrs. Lorber and Penner are involved in certain transactions. Notwithstanding such transactions, both Mr. Lorber and Mr. Penner are independent directors as such term is defined by NYSE Amex Rule 803(A) of the NYSE Amex listing standards.

PROPOSAL II—CRITERIA FOR CHIEF EXECUTIVE OFFICER
BONUS COMPENSATION PERFORMANCE

     Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer and the four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company's Compensation and Stock Option Committee has structured a formula, subject to stockholder approval, by which it believes all future bonuses payable to its Chief Executive Officer will comply with the statute. Under this formula, all bonuses to be paid to the Chief Executive Officer will be based on the total revenues of the Company. The Chief Executive Officer currently receives a base salary of $800,000 pursuant to the terms of his employment contract. The Compensation and Stock Option Committee will certify that the performance goals have been satisfied before payment of the bonus.

     Given the unprecedented economic conditions and its impact on the Company’s business segments, the Board proposes that the revenue target for performance-based compensation paid to the corporation’s Chief Executive Officer be set at $50 million. The Board of Directors and the Compensation and Stock Option Committee recommend that stockholders vote in favor of this proposal. The Board of Directors and the Compensation and Stock Option Committee believe that if the Company were to meet the established target it would demonstrate the value that the Chief Executive Officer provides to the Company at a time of slower economic activity, increased unemployment, concerns about inflation and energy costs, decreased business and consumer confidence, reduced corporate profits and capital spending, adverse business conditions and liquidity concerns. Consequently, the Compensation and Stock Option committee believes that the bonus to the Chief Executive Officer should be awarded if the Company meets the prescribed revenue target. The Company and the Compensation and Stock Option Committee will continue to review the performance goal to assess the desirability of further revisions.

Required Vote

     The affirmative vote of the holders of a majority of the shares of the Company’s Common Stock present, in person or by proxy and entitled to vote, is required for approval of the criteria for Chief Executive Officer Bonus Compensation Performance.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE CRITERIA FOR CHIEF EXECUTIVE OFFICER BONUS COMPENSATION PERFORMANCE. BROKER NON-VOTES AND PROXIES MARKED “ABSTAIN” WITH RESPECT TO THIS PROPOSAL WILL BE COUNTED TOWARDS A QUORUM. ABSTENTIONS AND BROKER NON-VOTES WILL NOT BE COUNTED FOR PURPOSES OF DETERMINING WHETHER THIS PROPOSAL HAS BEEN APPROVED.

INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee annually reviews the selection of the Company’s independent public accountants and has not appointed independent public accountants for the year ending December 31, 2009 because the Audit Committee annually reviews such selection and solicits bids from independent public accountants to audit the Company’s financial statements.

     The Company’s independent public accountants for the years ended December 31, 2008 and 2007 were Holtz. A representative of Holtz will be present at the Meeting, will be available to respond to appropriate questions and will have the opportunity to make a statement if they desire. The Company’s independent public accountants for the year ended December 31, 2006 were Goldstein Golub Kessler LLP (“GGK”). As a result of financial and other considerations the Audit Committee voted on November 13, 2007 to appoint Holtz as the Company’s new independent accountants.

     Pursuant to Item 304(a) of Regulation S-K, the Company reported the following:

(a)	Previous Independent Accountants

	(i)	On November 13, 2007, the Company retained Holtz as its independent certified public accountants in place of GGK, who were dismissed as independent auditors of the Company effective November 13, 2007.

(ii)

The reports of GGK on the Company’s financial statements for each of the two years ended December 31, 2006 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

	(iii)	The decision to change accountants was approved by the Audit Committee of the Board of Directors.

(iv)

In connection with the audits of the Company’s financial statements for each of the two years ended December 31, 2006 and through November 13, 2007, there were no disagreements with GGK on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedure which, if not resolved to the satisfaction of GGK, would have caused it to make reference to the matter in their report.

	(v)	There were no “reportable events” as that term is described in Item 304 (a) (1) (v) of Regulation S-K.

(vi)

The Company requested GGK to furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of that letter, dated November 14, 2007, was filed as Exhibit 16 on Form 8-K dated November 13, 2007.

(b)	New Independent Accountants

(i)

The Company engaged Holtz as its new independent accountants effective November 13, 2007. During the two years ended December 31, 2006 and through November 13, 2007, the Company did not consult with Holtz concerning the Company’s financial statements, including the application of accounting principles to a specified transaction (proposed or completed) or the type of audit opinion that might be rendered on the Company’s financial statements or any matter that was either the subject of a “disagreement” or “reportable event” (as such terms are defined in Item 304 of Regulation S-K) with the previous independent accountants.

     GGK had a continuing relationship with RSM McGladrey, Inc. (“RSM”) from which it leased auditing staff who were full-time, permanent employees of RSM and through which its partners provided non-audit services. GGK has no full-time employees and therefore, none of the audit services performed were provided by permanent full-time employees of GGK. GGK manages and supervises the audit and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination.

     The aggregate fees billed to or accrued by the Company by Holtz, GGK and RSM for services performed for the years ended December 31, 2008 and 2007 are as follows:

	2008	2007
	Holtz	Holtz	GGK/RSM
Audit Fees	$101,000	$76,000	$25,000
Audit Related Fees	26,000	25,000	16,000
Tax Fees	100,000	95,000	5,000
All Other Fees	—	—	—

Audit Fees

     The aggregate audit fees for the years ended December 31, 2008 and 2007 were primarily related to the audit of the Company’s annual financial statements and review of those financial statements included in the Company’s quarterly reports on Form 10-Q.

Audit Related Fees

     Audit related fees for the years ended December 31, 2008 and 2007 were primarily incurred in connection with the audits of the Company’s employee benefit plans. In addition, during the year ended December 31, 2007, the Company incurred additional audit related fees related to the consent of prior independent public accountants to the inclusion of its opinion in the Company’s annual financial statements.

Tax Fees

     Tax fees for the years ended December 31, 2008 and 2007 were primarily related to tax and other related services.

All Other Fees

     The Company did not engage Holtz, GGK or RSM to provide any other services during the fiscal years ended December 31, 2008 and 2007.

PRE-APPROVAL POLICIES AND PROCEDURES

     All audit and non-audit services to be performed by the Company’s independent accountants must be approved in advance by the Audit Committee. Consistent with applicable law, limited amounts of services, other than audit, review or attest services, may be approved by one or more members of the Audit Committee pursuant to authority delegated by the Audit Committee, provided each such approved service is reported to the full Audit Committee at its next meeting.

     All of the engagements and fees for the Company’s fiscal year ended December 31, 2008 were approved by the Audit Committee.

     The Audit Committee of the Board of Directors considered whether the provision of non-audit services by Holtz was compatible with its ability to maintain independence from an audit standpoint and concluded that Holtz’s independence was not compromised.

ANNUAL REPORT

     All stockholders of record as of the Record Date, have been sent, or are concurrently herewith being sent, a copy of the Company’s 2008 Annual Report, which contains certified consolidated financial statements of the Company and its subsidiaries for the year ended December 31, 2008.

     ANY STOCKHOLDER OF THE COMPANY MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008 (WITHOUT EXHIBITS), AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, FROM THE COMPANY’S WEBSITE AT www.unitedcapitalcorp.net/company/reports OR BY WRITING TO ANTHONY J. MICELI, VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY AT UNITED CAPITAL CORP., 9 PARK PLACE, GREAT NECK, NEW YORK 11021.

PROCEDURES FOR CONTACTING DIRECTORS

     Stockholders may communicate with the Board, generally, or a specific Director, individually, at any time by writing to: Anthony J. Miceli, Secretary, United Capital Corp., 9 Park Place, Great Neck, New York 11021. The Secretary reviews all messages received from stockholders, and forwards those that reasonably involve a matter of stockholder interest intended for communication to the Board. Communications are sent as soon as practicable to the Director to whom they are addressed, or if addressed to the Board generally, to the Chairman of the Board or the full Board depending upon the nature or subject matter of the communication. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of stockholder interest are not generally forwarded to the Board. The Secretary has the right, but not the obligation, to forward such other communications to appropriate channels within the Company.

STOCKHOLDER PROPOSALS

     Stockholder proposals made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended and intended to be presented at the Company’s 2010 Annual Meeting of Stockholders must be received by the Company at its principal office in Great Neck, New York no later than January 12, 2010 for inclusion in the proxy statement for that meeting.

     In addition, the Company’s By-Laws require that a stockholder give advance notice to the Company of nominations for election to the Board of Directors and of other matters that the stockholder wishes to present for action at an annual meeting of stockholders (other than matters included in the Company’s proxy statement in accordance with Rule 14a-8). Such stockholder’s notice must be given in writing, include the information required by the By-Laws of the Company, and be delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Company at its principal offices. The Company must receive such notice not less than 45 days prior to the date in the current year that corresponds to the date in the prior year on which the Company first mailed its proxy materials for the prior year’s annual meeting of stockholders. While the Company has not yet set the date of its 2010 Annual Meeting of Stockholders, if the Company mailed its proxy materials on May 12, 2010 (the date that corresponds to the date on which the proxy materials for the 2009 Annual Meeting are being mailed), notice of a director nomination or stockholder proposal made otherwise than in accordance with Rule 14a-8 would be required to be given to the Company no later than March 28, 2010.

OTHER MATTERS

     As of the date of this Proxy Statement, management knows of no matters other than those set forth herein which will be presented for consideration at the Meeting. If any other matter or matters are properly brought before the Meeting or any adjournment thereof, the persons named in the accompanying Proxy will have discretionary authority to vote, or otherwise act, with respect to such matters in accordance with their judgment.

Anthony J. Miceli
Secretary

May 12, 2009

ANNUAL MEETING OF STOCKHOLDERS
of
UNITED CAPITAL CORP.
10:00 A.M.
JUNE 9, 2009
UNITED CAPITAL CORP.
9 PARK PLACE
GREAT NECK, NY 11021

‚ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ‚

PROXY

United Capital Corp.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Annual Meeting of Stockholders—June 9, 2009

The undersigned, a stockholder of United Capital Corp., a Delaware corporation (the “Company”), does hereby appoint A.F. Petrocelli and Anthony J. Miceli, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the 2009 Annual Meeting of Stockholders of the Company to be held at the offices of the Company, 9 Park Place, Great Neck, New York 11021, on June 9, 2009, at 10:00 A.M., Local Time, or at any adjournment or adjournments thereof. The undersigned hereby instructs said proxies or their substitutes:

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

‚ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ‚

Please mark your vote like this	☒
1.	ELECTION OF DIRECTORS:

The election of the following directors: Michael T. Lamoretti, Howard M. Lorber, Robert M. Mann, Anthony J. Miceli, Arnold S. Penner, A.F. Petrocelli and Michael J. Weinbaum to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified.

	/ /	FOR	/ /	WITHHOLD AUTHORITY TO
VOTE FOR ANY NOMINEE(S),
PRINT NAME(S) BELOW

(Instructions: To withhold authority for an individual nominee, write that nominee’s name on the line provided.)

2.	APPROVAL OF THE PROPOSED PERFORMANCE CRITERIA FOR THE PAYMENT OF BONUSES TO THE COMPANY’S CHIEF EXECUTIVE OFFICER:

	/ /	FOR	/ /	AGAINST	/ /	ABSTAIN

3.	DISCRETIONARY AUTHORITY:

To vote with discretionary authority with respect to all other matters which may come before the Meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREINBEFORE GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO ELECT DIRECTORS AND TO APPROVE THE PERFORMANCE CRITERIA.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

Company ID:

Proxy Number:

Account Number:

Dated: ___________________________, 2009	Signature(s) of Stockholder ______________________________________
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.